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                                                                   EXHIBIT 99.1


CONTACT: KAREN WOOD                                          BRIAN ROLFE
         CNET, INC.                                          MYSIMON
         (415) 364-8473                                      (408) 330-4448
         KARENW@CNET.COM                                     BRIAN@MYSIMON.COM


                              FOR IMMEDIATE RELEASE


                             CNET TO ACQUIRE MYSIMON

 Companies will Join Forces to Create the Ultimate Destination for Online
 Shoppers

 New Nielsen//NetRatings Data Show `Off-the-Chart Growth' for Commerce Enablers


SAN FRANCISCO, CALIF. JANUARY 20, 2000 - In a move that will create the definitive destination for online shoppers, CNET, Inc. (Nasdaq: CNET) today announced that it will acquire mySimon (www.mysimon.com), the leading comparison shopping service on the Internet, for approximately 11.3 million shares of CNET common stock, valued at approximately $700 million as of the close of the market on Wednesday. The marriage of the two companies will immediately create the world leader in comparison shopping, with 10 million unique users, 250 product categories, hundreds of million products and more than 2600 merchants and advertisers. The transaction is expected to close by the end of the first quarter.

In conjunction with the acquisition, CNET also announced today that it would change its corporate name to CNET Networks, Inc. to reflect the company's expansion and the growth of additional brands under the CNET Networks banner. CNET.com will continue to be focused on computers and technology, and mySimon will maintain its own brand, management team and staff.

"We are at an inflection point on the Internet with the explosion of e-commerce," said Halsey Minor, Chairman and CEO of CNET. "The unprecedented tide of retailers coming online is threatening to overwhelm consumers, when it should be empowering them. We believe the time has come for a single destination devoted to organizing the e-commerce landscape and informing online shoppers in every category, and we are confident there is no better team to do it than CNET and mySimon."

Josh Goldman, President and CEO of mySimon, stated, "We have built the leading comparison shopping service on the Internet by deploying the best tools and technologies to help consumers look across a very broad spectrum of shopping categories. CNET brings unparalleled experience in integrating content, community and commerce to help us create the shopping category killer."




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The acquisition of mySimon enables CNET to quickly expand its leading content model into 250 categories with hundreds of millions of products. Since it was founded in 1992, CNET's mission has been to provide content and services that help users make informed purchase decisions about technology products. CNET pioneered the lead-based business model and today generates nearly 200,000 leads per day to its 150 merchant partners.

Minor continued, "We have proven that we can build a profitable business out of linking buyers and sellers of technology products. In the future, the company that will be most important to e-commerce will be the one that enables the truly informed purchase decision in every category."

               Off-the-Chart Growth for Comparison Shopping Sites

According to Nielsen//NetRatings, during the online holiday shopping season, comparison shopping sites experienced tremendous growth in traffic between the months of November and December.

Allen Weiner, Vice President, Analytical Services at NetRatings, Inc., said, "Commerce enablers are bound to be one of the Web's hottest sectors this year. The marriage of CNET and mySimon comes directly on the heels of the 1999 holiday e-commerce season when we saw the emergence of commerce enablers as important drivers to all sectors of e-commerce. mySimon, with a 146 percent growth in traffic from November 1999 to December 1999, is clearly one of the leaders in this space, and its broad vision of the commerce marketplace, combined with CNET's expansive content channels, will create a powerful force."

                                   About CNET

CNET, Inc. is at the leading edge of media companies, producing a branded Internet network and television programming for both targeted and general audiences. Online and on television, CNET is the leading authority on computers, the Internet and digital technologies. CNET's network serves millions of users each day. CNET television programming airs on CNBC and in national syndication, as well as 61 foreign countries. CNET currently has investments in cash and marketable securities that are valued at over $700 million including its 13 percent stake in NBC Internet Inc.

                               About mySimon, inc.

mySimon (www.mysimon.com (http://www.mysimon.com/)), is the premier comparison shopping destination on the Internet. mySimon's easy-to-use Web shopping service, powered by Virtual Learning Agent (VLA) technology, helps consumers find the best values for anything sold on the Web. mySimon searches hundreds of millions of products at thousands of stores online.
                                      # # #

This press release includes forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These statements are


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generally identified by words like "expect", "intend", "believe" and other similar expressions. Statements regarding the consummation of the transaction are subject to risks that the closing conditions to the transaction will not be satisfied, including the risk that regulatory approvals will not be obtained or that the stockholders' of mySimon will not approve the merger.

In addition, statements regarding the expected benefits of the transaction are subject to the risk that expected synergies will not be achieved and to the general risks associated with the companies' businesses. For risks about CNET's business see its Form 10-K for the year-ended December 31, 1998 and subsequent Forms 10-Q and Forms 8-K.



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